Prospectus Supplement No. 1 dated October 31, 2007	Filed pursuant to Rule 424(b)(3)
Registration No. 333-139735

IMAGEWARE SYSTEMS, INC.

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) supplements the prospectus dated February 22, 2007 (the “Prospectus”) relating to the offer and resale by the selling stockholders identified in the Prospectus of up to 2,475,042 shares of our common stock.

This Prospectus Supplement is being filed to modify the total number of shares of our common stock that may be offered for resale by certain selling stockholders under the Prospectus and to implement corresponding changes to the table of selling stockholders in the Prospectus. This Prospectus Supplement is not complete without, and should be read in conjunction with, the Prospectus, and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information contained herein modifies or supersedes the information contained in the Prospectus. Except as modified by this Prospectus Supplement, the “Selling Stockholders” section of the Prospectus is not affected by this Prospectus Supplement.

This investment involves a high degree of risk. You should invest only if you can afford a complete loss of your investment. Before investing in shares of our common stock, consider carefully the risk factors beginning on page 3 of the Prospectus and updates to those risk factors in our subsequent filings with the Securities and Exchange Commission, which are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 31, 2007.

EXPLANATORY NOTE

                This Prospectus Supplement is being provided to modify the total number of shares of our common stock that may be offered for resale by certain selling stockholders under the Prospectus and to implement corresponding changes to the table of selling stockholders in the Prospectus. The total number of shares of common stock of ImageWare Systems, Inc. available for resale by the selling stockholders under the Prospectus was reported as 2,475,042. This Prospectus Supplement updates the total number of shares available for resale under the Prospectus to 2,349,144 and all references to “2,475,042” shares in the Prospectus are hereby replaced with “2,349,144” shares.

SELLING STOCKHOLDERS

The table under “Selling Stockholders” included in the Prospectus is hereby modified with respect to the selling stockholders below as of October 31, 2007. Percentages of beneficial ownership are based upon 16,776,785 shares of common stock issued and outstanding as of October 29, 2007.

SELLING STOCKHOLDERS (1)	NUMBER OF SHARES BENEFICIALLY OWNED BEFORE OFFERING	SHARES OF COMMON STOCK BEING OFFERED(2)	SHARES BENEFICIALLY OWNED AFTER OFFERING
			Number	Percentage
A1-Kim Associates Profit Sharing Plan (3)	7,364	0	7,364	*
Danny Aharon (4)	1,473	0	1,473	*
Francis Anderson (5)	3,131	0	3,131	*
William Corbett (12)	69,451	14,000	55,451	*
Jeffrey Glassman (17)	3,682	0	3,682	*
Gruber & McBaine International (20)	593,246	286,666	306,580	1.8%
Haystack Capital (21)	73,643	0	73,643	*
Iroquois Master Fund Ltd. (22)	357,606	71,099	286,507	1.7%
Michael R. Jacks (23)	210,117	14,000	196,117	1.2%
Jon D. and Linda W. Gruber Trust (24)	136,880	0	136,880	*
Harvey Kohn (25)	293,300	0	293,300	1.7%
Helen Kohn (26)	722,360	0	722,360	4.3%
Lagunitas Partners LP (28)	1,904,499	860,000	1,044,499	5.9%
Laidlaw & Company (UK) Ltd. (29)	20,000	0	20,000	*
Martha Lipton (30)	1,473	0	1,473	*
Little Bear Investments, LLC (31)	79,402	34,735	44,667	*

Lewis Mason (32)	12,000	0	12,000	*
J. Patterson McBaine (33)	494,159	286,666	207,493	1.2%
Wolf Prensky (35)	14,729	0	14,729	*
Zachary Prensky (36)	190,131	97,074	93,057	*
Omicron Master Trust (37)	25,158	0	25,158	*
Rockmore Investment Master Fund Ltd. (39)	20,342	0	20,342	*
Gary Shemano (40)	194,202	0	194,202	1.2%
Smithfield Fiduciary LLC (41)	36,822	0	36,822	*
Cary Sucoff (42)	57,131	0	57,131	*
Ronit Sucoff (43)	303,641	0	303,641	1.8%
Scott Sucoff (44)	23,000	0	23,000	*
Dean Willard (47)	28,729	14,000	14,729	*

* Represents beneficial ownership of less than 1%

(1)	Unless otherwise noted, this table is based on information supplied to us by the selling stockholders and certain records of the Company.

(2)	Assumes that the selling stockholders sell all of the shares available for resale, if any.

(3)

Comprised of 7,364 shares of common stock issuable upon exercise of a warrant. Maxine Ganer is the trustee of the A1-Kim Associates Profit Sharing Plan and has voting and investment control over shares of common stock beneficially owned by the A1-Kim Associates Profit Sharing Plan.

(4)	Comprised of 1,473 shares of common stock issuable upon exercise of a warrant.

(5)	Comprised of 3,131 shares of common stock issuable upon exercise of a warrant.

(12)	Comprised of 69,451 shares of common stock issuable upon exercise of warrants.

(17)	Comprised of 3,682 shares of common stock issuable upon exercise of a warrant.

(20)

Comprised of 98,760 shares of common stock held directly, 266,666 shares of common stock issuable upon conversion of Series C Preferred Stock, 90,000 shares of common stock issuable upon conversion of Series D Preferred Stock and 137,820 shares of common stock issuable upon exercise of warrants. Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Capital Management, exercise all voting and investment control over the shares beneficially owned by Gruber & McBaine International.

(21)

Comprised of 73,643 shares of common stock issuable upon exercise of a warrant. Judith Finger and Douglas Topkis have voting and investment control over shares of common stock beneficially owned by Haystack Capital.

(22)

Comprised of 83,333 shares of common stock held directly and 274,273 shares of common stock issuable upon exercise of warrants. Joshua Silverman exercises sole voting and investment control over the shares of common stock held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Master Fund Ltd.

(23)	Comprised of 210,117 shares of common stock issuable upon exercise of warrants directly held by Mr. Jacks.

(24)

Comprised of 69,379 shares of common stock held directly and 67,501 shares of common stock issuable upon exercise of warrants. Jon D. Gruber has voting and investment control over shares of common stock beneficially owned by the Jon D. and Linda W. Gruber Trust.

(25)

Comprised of 30,400 shares of common stock issuable upon exercise of warrants, 195,000 shares of common stock held directly and 67,900 shares of common stock held in a trust for which Mr. Kohn is a trustee.

(26)	Comprised of 376,560 shares of common stock held directly and 345,800 shares of common stock issuable upon exercise of warrants.

(28)

Comprised of 800,000 shares of common stock issuable upon conversion of Series C Preferred Stock, 293,333 shares of common stock issuable upon conversion of Series D Preferred Stock, 454,886 shares of common stock issuable upon exercise of warrants and 356,280 shares of common stock held directly. Jon D. Gruber and J. Patterson McBaine, managers of Gruber & McBaine Capital Management, exercise all voting and investment control over the shares beneficially owned by Lagunitas Partners LP.

(29)

Comprised of 20,000 shares of common stock issuable upon exercise of a warrant. Robert Bonaventura, President, has voting and investment control over shares of common stock beneficially owned by Laidlaw & Company (UK) Ltd.

(30)	Comprised of 1,473 shares of common stock issuable upon exercise of a warrant.

(31)

Comprised of 79,402 shares of common stock issuable upon exercise of warrants. Zachary Prensky and Jeffrey Mann exercise voting and investment control over the shares being sold by Little Bear Investments, LLC. Zachary Prensky, an affiliate and 50% owner of Little Bear Investments, LLC, or Little Bear, directly owns 190,131 shares of common stock issuable upon exercise of warrants referenced in footnote 36 below. Little Bear disclaims any ownership or control over common stock and warrants held directly by Mr. Prensky.

(32)	Comprised of 12,000 shares of common stock issuable upon exercise of a warrant.

(33)

Comprised of 69,379 shares of common stock held directly, 266,666 shares of common stock issuable upon conversion of Series C Preferred Stock, 66,666 shares of common stock issuable upon conversion of Series D Preferred Stock, and 91,448 shares of common stock issuable upon exercise of warrants. J. Patterson McBaine, as a manager of Gruber & McBaine Capital Management, LLC has shared voting and investment control over the shares being sold by Gruber & McBaine International and Lagunitas Partners as referenced in footnotes 20 and 28 above, respectively.

(35)	Comprised of 14,729 shares of common stock issuable upon exercise of warrants.

(36)

Comprised of 190,131 shares of common stock issuable upon exercise of warrants. Zachary Prensky is an affiliate and 50% owner of Little Bear Investments, LLC, or Little Bear. Mr. Prensky beneficially owns the securities held by Little Bear referenced in footnote 31 above. Mr. Prensky is also the trustee of The Kybartai Trust and beneficially owns the securities held by The Kybartai Trust referenced in footnote 27 of the Prospectus.

(37)

Comprised of 25,158 shares of common stock issuable upon exercise of a warrant. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act of the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(39)

Comprised of 20,342 shares of common stock issuable upon exercise of warrants. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of October 31, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(40)	Comprised of 194,202 shares of common stock issuable upon exercise of warrants.

(41)

Comprised of 36,822 shares of common stock issuable upon exercise of warrants. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting and investment control over shares of common stock beneficially owned by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and as such, exercise voting and investment control over the shares of common stock beneficially owned by Smithfield Fiduciary LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the common stock beneficially owned by Smithfield Fiduciary LLC.

(42)	Comprised of 26,131 shares of common stock issuable upon exercise of warrants and 31,000 shares of common stock held directly.

(43)	Comprised of 189,881 shares of common stock issuable upon exercise of warrants and 113,760 shares of common stock held directly.

(44)	Comprised of 12,000 shares of common stock issuable upon exercise of a warrant and 11,000 shares of common stock held directly.

(47)	Comprised of 9,000 shares of common stock held directly and 19,729 shares of common stock issuable upon exercise of warrants.